Exhibit 99.(4)(a)

Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907 www.PacificLife.com]

READ YOUR CONTRACT CAREFULLY

This is a legal contract between you (the “Owner”) and Pacific Life & Annuity Company, a stock company (hereinafter referred to as “we”, “us”, “our” and the “Company”).

We agree to pay the benefits provided under this Contract, subject to its provisions.

We have issued this Contract in consideration of the application and payment of the Initial Purchase Payment.

BENEFITS AND VALUES PROVIDED UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS.  AMOUNTS DIRECTED INTO THE VARIABLE INVESTMENT OPTION WILL REFLECT THE INVESTMENT EXPERIENCE OF THE INVESTMENT OPTION. THESE AMOUNTS MAY INCREASE OR DECREASE BASED UPON INVESTMENT RESULTS, AND THEIR DOLLAR VALUE IS NOT GUARANTEED. THE DETAILS OF THE VARIABLE PROVISIONS ARE FOUND IN THE “VARIABLE INVESTMENT OPTION PROVISIONS”.

THERE IS A WITHDRAWAL CHARGE APPLICABLE TO YOUR CONTRACT. PLEASE REVIEW YOUR CONTRACT SPECIFICATIONS PAGE AND THE CHARGES, FEES AND DEDUCTIONS PROVISIONS CAREFULLY.

The smallest gross annual rate of return needed for the dollar amount of the variable annuity payments to not decrease is [4.95%] (net of fund level expenses).  Please refer to the Subsequent Variable Payments provision in the Annuity Provisions section of your Contract for more details.

Right to Cancel – You may return this Contract within [ten (10)] days, or [sixty (60)] days if a replacement, of receipt. To do so, send it to us or to the financial professional who delivered it to you (the “date of surrender”). This Contract will then be deemed void from the beginning. No Withdrawal Charge will be imposed, and we will refund the Contract Value as of the date of surrender, including any fees or charges for applicable taxes that were deducted from Purchase Payments and/or the Contract Value.

Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.

PACIFIC LIFE & ANNUITY COMPANY

[

President and Chief Executive Officer	Secretary ]

INDIVIDUAL MODIFIED SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

Investment Experience Reflected in Benefits

Variable Accumulation Before Annuity Date

Withdrawal Charges Waived in Specific Instances

Annuities Payable in Fixed Dollar Amounts

Death Benefit Proceeds Payable Before Annuity Date

Non-Participating

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DEFINITIONS OF TERMS

Account Value – The amount of the Contract Value allocated to an Investment Option.

Age – The actual Age of the Contract Owner(s) and/or Annuitant(s).

Annuitant, Joint Annuitant and Contingent Annuitant – The person whose life expectancy is used to calculate annuity payments. The primary Annuitant is the person on the Contract whose life determines the timing or amount of annuity payments. The term Annuitant also includes the Joint Annuitant. If you add a Joint or Contingent Annuitant, “Annuitant” means the sole surviving Annuitant, unless otherwise stated. The Contingent Annuitant is the person that becomes the Annuitant if the Annuitant dies before the Annuity Date.

Annuity Date (“Annuity Start Date”) – The date annuity payments are scheduled to begin, unless later changed by you.

Annuity Options – Payment options available upon converting the contract to Annuity payments.

Beneficiary(ies) and Contingent Beneficiary(ies) – The person(s) or entity(ies) designated to receive any Death Benefit or annuity benefits that may become payable. In the event the primary Beneficiary pre-deceases the Contingent Beneficiary, they will receive any benefits per the Line of Succession provision.

Business Day – Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.

Calendar Year – A one-year period beginning January 1 and ending December 31.

Code – The Internal Revenue Code of 1986, as amended.

Contract Anniversary – The anniversary of the Contract Date occurring each year the Contract remains active.

Contract Date – The date we issued this Contract. Contract Years and Contract Anniversaries are measured from the Contract Date.

General Account – Consists of our assets, other than those allocated to Separate Account A or to any other Separate Account.

Investment Option – A Variable Account offered under the Contract.

Non-Natural Owner – A corporation or other entity with Ownership rights under this Contract.

Notice Date – The day we receive proof of death and instructions for the Death Benefit payment in a form satisfactory to us.

Owner and Joint Owner – The person(s) or entity with all rights to this Contract. If Joint Owners are named, all references to Owner means both Owners.

Purchase Payment – The amount of money paid to fund the Contract.

SEC – Securities and Exchange Commission.

Separate Account or Separate Account A – The Company’s Separate Account, registered as a unit investment trust under the Investment Company Act of 1940, as amended (“1940 Act”).

Service Center – Our mailing address. We will notify you of any change.

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Subaccount – An investment division of the Separate Account. A Subaccount, (a “Variable Investment Option” or “Variable Account”) invests its assets in a separate series or class of shares of a designated investment company.

Subaccount Unit – Used to measure the Variable Account Value in that Subaccount.

Unit Value – The value of a Subaccount Unit (“Subaccount Unit Value”) which is determined each Business Day. The Unit Value of a Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the Mortality and Expense Risk Charge and Administrative Fee.

Variable Account (“Variable Investment Option”) – A Subaccount of the Separate Account or any Separate Account of ours under the Contract in which the assets are segregated from the assets in our General Account and from the assets in our other Separate Accounts.

Variable Account Value (“Subaccount Value”) – The amount of the Contract Value allocated to the Variable Account.

You and Your – The Owner(s) of this Contract.

GENERAL PROVISIONS

Annuity Tax Qualification – This Contract is intended to qualify as an annuity contract for federal income tax purposes. The Contract is interpreted and administered to ensure or maintain such tax qualification.

Assignment – You may assign all rights and benefits under this Contract by providing us with instructions. Unless otherwise specified by you, the Assignment is effective on the date the notice is signed, subject to any payments made or actions taken by us prior to our receipt of the notice. We are not responsible for the validity of any Assignment. If the Contract is absolutely assigned, the assignee becomes the Owner. Prior to requesting an Assignment, you should consult with your tax adviser to determine the tax consequences.

Basis of Values – A detailed statement showing how values are determined has been filed with the New York State Department of Financial Services.  All values are at least equal to those required by the laws of the state of New York.

Claims of Creditors – The Contract Value and other benefits under this Contract are exempt from the claims of creditors, to the extent permitted by law.

Contract Modifications – This Contract may be modified by the Company to maintain compliance with applicable state and federal law or Code requirements. Modifications to the Contract are subject to required regulatory approval by the New York State Department of Financial Services. Once modifications are approved, they can only be made in writing by an authorized officer of the Company. You will be provided with notice of any change affecting your Contract.

Delay of Payments – Generally, we will pay any amounts due from the Contract within seven (7) days after the request is received and in a form satisfactory to us. Payments from a Variable Account may be delayed after our receipt of the request under certain circumstances. These include:

•                  a closing of the New York Stock Exchange other than on a regular holiday or weekend;

•                  a trading restriction by the SEC; or

•                  an emergency declared by the SEC.

Delay of Payments is not applicable to Death Benefit proceeds.

If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.

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Entire Contract – This Contract, the attached application, any subsequent applications to change this contract, any Riders, endorsements and signed amendments constitute the Entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made by or under the authority of the applicant in the application are representations and not warranties.

Incontestability – We will not contest the validity of this Contract other than for statements relating to age, sex or identity.

Minimum Benefits – The paid-up annuity benefits, cash surrender benefits, and Death Benefits under this Contract are not less than those required by New York. Benefits may be changed by additional amounts credited, investment performance and partial or full Withdrawals.

Misstatement of Age and/or Sex – If the Age and/or sex of the Annuitant or Owner is incorrect, we will base any Death Benefit or annuity payments on the correct Age and/or sex. If annuity payments have started, we will deduct/add the amount of the overpayment/underpayments with interest as shown in the Contract Specifications, to future payments.

Non-Participating – This Contract is classified as a non-participating contract.  It does not participate in our profits or surplus, and therefore no dividends are payable.

Ownership – You may exercise all rights available under this Contract without consent, except as otherwise required by law. If there are Joint Owners, both Owners must consent to changes. You may change Contract Ownership at any time. Any allowable change in Owner will be effective on the date the request is signed or the date specified by you, subject to any payments made or actions taken by us prior to our receipt of the notice. The Age of any named Owner on the Contract must be equal to or greater than the Minimum Issue Age and equal to or less than the Maximum Issue Age. A change in Ownership may impact benefits under the Contract. Consult with your tax adviser to determine the tax consequences of any Ownership change before taking any action.

Payments, Instructions and Requests – All payments, instructions and requests must be received by us for processing. They must be received in a form satisfactory to us before market close of the New York Stock Exchange to be processed the same Business Day. Standard market close is 4pm Eastern, Monday through Friday. This excludes certain holidays where the market may be closed or closes early. If any transaction is requested for a day that does not exist in a given calendar month, it will occur on the last day of such month. We will not be liable for any loss, liability, or cost for processing instructions or requests submitted to us that we reasonably believe to be genuine.

Proof of Life or Death – We may require proof of life or death for any person whose life or death determines any benefits under this Contract.

Reports to Owner(s) – Each year prior to the Annuity Date, we will provide a report with the beginning and ending dates, the Contract Value, the transactions by type, the cash surrender value, Withdrawal Charges applicable to your Purchase Payments, and Death Benefit Amount, if any, at the end of the current report period. The report shall provide current information as of a date not more than four months prior to the date of mailing. Additional reports are available upon request at no charge.

Withholding Taxes – We will withhold any taxes required by federal and state law from the Contract unless you or the payee provides alternate instructions allowable under the withholding rules.

PURCHASE PAYMENT PROVISIONS

Initial Purchase Payment – This Contract will be issued once we receive the Initial Purchase Payment and completed application in good order. All Purchase Payments must be within the allowable amounts and the allowable Number of Days to Receive Purchase Payments from Pacific Life Initiated Transfers.  We may limit the amount of any single Purchase Payment if it does not comply with state or federal law. A single Purchase Payment or the aggregate of all Purchase Payments may not exceed the Maximum Purchase Payment Amount Without Pacific Life Home Office Approval.

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Purchase Payment Allocation – Prior to the Annuity Date, you may allocate your Purchase Payments to the Investment Option available under this Contract.

VARIABLE INVESTMENT OPTION PROVISIONS

Variable Investment Option – The Variable Investment Option consist of a Subaccount of the Separate Account. The available Subaccount as of the Contract Date are shown in the Contract Specifications.

Separate Account – We established the Separate Account under the laws of the state of Arizona. The Separate Account is maintained under the laws of our state of domicile. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity Contracts. Assets may be put in our Separate Account for other purposes, but not to support Contracts other than variable annuity Contracts. The assets of our Separate Account are our property. We will maintain in each Separate Account assets with a value at least equal to the amounts accumulated in accordance with the applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to its Variable Accounts to another Separate Account or to our General Account. We will not transfer any investment, or asset held for investment, between Separate Accounts or between Separate and other accounts unless approved by the New York State Department of Financial Services. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.

We may, subject to compliance with the law then in effect, and after any required regulatory approval, to:

•             cease offering any Subaccount;

•             add or change designated investment companies or their portfolios, or other investment vehicles;

•             add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;

•             add, remove or combine Variable Accounts;

•             combine the assets of any Variable Account with any of our other Separate Accounts or of any of our affiliates;

•             register or deregister Separate Account A or any Variable Account under the 1940 Act;

•             operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;

•             run any Variable Account under the direction of a committee, board, or other group;

•             restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;

•             make any changes required by the 1940 Act or other federal securities laws;

•             make any changes necessary to maintain the status of the Contracts as annuities under the Code;

•             make other changes required under federal or state law relating to annuities;

•             suspend or discontinue sale of the Contracts; and

•             comply with applicable law.

If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you.

We will not change the investment policy of the Separate Account without following the filing and other procedures of the insurance supervisory official of our state of domicile and the state of New York. Unless required by law or regulation, an investment policy may not be changed without our consent.

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From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing procedures established by the New York State Department of Financial Services.

CONTRACT VALUE PROVISIONS

Contract Value – As of the end of any Business Day, the sum of the Account Values. We generally determine values on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.

Variable Account Value – The Variable Account Value on any Business Day is the Subaccount Value on that day.

Subaccount Value – A Subaccount’s Value on any Business Day is equal to the number of Subaccount Units in that Subaccount multiplied by the Unit Value of the Subaccount on that day.

We credit the Subaccount with Subaccount Units as a result of any:

•                  Purchase Payments received by us, reduced by any applicable Premium Taxes and/or other taxes, and allocated to that Subaccount; and

•                  additional amounts allocated to that Subaccount.

We debit the Subaccount with Subaccount Units as a result of any:

•                  Withdrawals, including any applicable Withdrawal Charges;

•                  amounts applied to provide for annuity payments;

•                  annual charges for expenses relating to Riders attached to the Contract; and

•                  charges for Premium Taxes and/or other taxes.

The number of Subaccount Units we credit to, or debit from, a Subaccount in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount’s Unit Value at the end of the valuation period that includes that day. The number of Subaccount Units in a Subaccount will change only if we credit or debit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.

Subaccount Unit Value – The initial Unit Value of a Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for a Subaccount is equal to (Y) times (Z), where:

(Y)       is the Unit Value for that Subaccount as of the end of the prior Business Day; and

(Z)        is the Net Investment Factor for that Subaccount for the period (a “valuation period”) between the prior Business Day and that Business Day.

Net Investment Factor – A Subaccount’s Net Investment Factor for any valuation period is equal to (A / B) – C, where:

(A) equals:

(a)         the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period; plus

(b)        the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount; plus or minus

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(c)         any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;

(B)       is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

(C)       is a factor that we assess against the Subaccount’s net assets for each calendar day in the valuation period for the Mortality and Expense Risk Charge plus the Administrative Fee.

CHARGES, FEES AND DEDUCTIONS PROVISIONS

Administrative Fee – We charge this fee against the assets held in the Variable Investment Option. This fee is assessed daily at the annual rate. This fee is guaranteed not to increase.

Mortality and Expense Risk Charge (“Risk Charge”) – We impose a Risk Charge against the assets held in the Variable Investment Option. This charge is assessed daily at the annual rate. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.

Premium Taxes – From the Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or Withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge upon annuitization. However, we may impose this charge on any Withdrawal, at the time any Death Benefit is paid, when the taxes are incurred or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase Payments we receive under the Contract; or any other amount that, in our sole discretion, we deem appropriately reimburses us for Premium Taxes paid on this Contract.

Other Taxes – We may charge the Separate Account and/or deduct from the Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.

Withdrawal Charge – Withdrawals from the Contract Value are subject to a Withdrawal Charge, if applicable. This charge may apply to amounts withdrawn under the Contract prior to the Annuity Date, depending on which Contract Year the Withdrawal is made in.

We will not apply the Withdrawal Charge on:

•	Compliant or Emergency Withdrawal amounts allowable on Rider;
•	Distributions resulting from the death of the first Owner, except as provided under the Death of Owner provision for certain Non-Natural Owners;
•	Annuitization after the first Contract Year, if the Contract is annuitized with us;
•

Withdrawals after 90 days from the Contract Date if the Owner, or Annuitant in the case of a Non-Natural Owner, is in an accredited nursing home for 30 days or longer and was not in a nursing home on the Contract Date; or

•

Withdrawals after the first Contract Anniversary, if the Owner, or Annuitant in the case of a Non-Natural Owner, has been diagnosed on or after the Contract Date as having a medically determinable condition that results in a life expectancy of twelve (12) months or less and we are provided with required medical evidence..

The request to waive the Withdrawal Charge must be in writing and include required medical evidence, if applicable. If the request to waive the Withdrawal Charge is denied by us, the Withdrawal request shall not be processed until the Owner is notified of the denial and provided with the opportunity to accept or reject the Withdrawal request, including any Withdrawal Charges.

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Amount of Withdrawal Charge – The amount depends on how long the Purchase Payments are held under this Contract. Each Purchase Payment you make is considered to have an “age,” depending on the length of time since that Purchase Payment was effective.

A Purchase Payment is “age one” from the day it was effective until the next Contract Anniversary and increases in “age” on that and each succeeding Contract Anniversary. When you withdraw an amount, the “age” of any Purchase Payment you withdraw determines the Withdrawal Charge Percentage.

For purposes of calculating the Withdrawal Charge, we assume that amounts withdrawn will be applied to Purchase Payments first and in the order the Purchase Payments were received. Once all Purchase Payments have been deemed withdrawn, any withdrawal will be deemed a withdrawal of Earnings and will be free of Withdrawal Charges.

Earnings – For the purposes of calculating the Withdrawal Charge as of the end of any Business Day, Earnings equal the Contract Value less the aggregate Purchase Payments that are reduced by Withdrawals of prior Purchase Payments.

WITHDRAWAL PROVISIONS

Withdrawals – You may, on or before the Annuity Date and subject to the requirements and restrictions described in this section, withdraw all or a portion of the Contract Value, while the Owner, or Annuitant in the case of a Non-Natural Owner, is living and the Contract is active.

Minimum Withdrawal Amount – The minimum amounts that may be withdrawn from your Contract are shown in the Contract Specifications.

If any Withdrawal reduces the Contract Value to an amount less than or equal to the Minimum Contract Value to Avoid Contract Termination, we may terminate the Contract and pay you the Withdrawal proceeds (see Full Withdrawal provision) without assessing Withdrawal Charges. We will not terminate the Contract for this reason if you own a Guaranteed Minimum Withdrawal Benefit (“GMWB”) Rider.

Amount Available for Withdrawal – The amount is the Contract Value as of the end of the Business Day on which the Withdrawal request is effective, less any:

•                  Withdrawal Charges;

•                  charges for expenses relating to Riders attached to the Contract; and

•                  charges for Premium Taxes and/or other taxes.

The amount we send you (the “Withdrawal proceeds”) will also reflect any required or requested federal and/or state income tax withholding.

Full Withdrawal – You may, on or before the Annuity Date, make a Full Withdrawal under this Contract for its Withdrawal proceeds, while the Owner or Annuitant in the case of a Non-Natural Owner, is living and the Contract is active. A Full Withdrawal will terminate the Contract and we will have no further obligations under the Contract.

BENEFICIARY PROVISIONS

Designation of Beneficiary – The person(s) or entity(ies) you name who may receive Death Benefit proceeds, or remaining annuity payments after the Annuity Date, according to the Line of Succession outlined under the Death Benefit Provisions. You may name multiple Beneficiaries who will share the Death Benefit Amount (or any remaining annuity payments). If any Beneficiary predeceases the Annuitant or Owner, that Beneficiary’s portion will be paid to the other named Beneficiaries, according to their respective interests, unless otherwise specified by you. If the Beneficiary is a trust, we will neither be responsible for verifying a trustee’s right to receive any Death Benefit Amount, nor for how the trustee disposes of any Death Benefit Amount. If we receive proper notice that the trust is not in effect prior to the Death Benefit

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payment, then the Death Benefit Amount will be paid to the Contingent Beneficiary, if living; if not, to the Owner’s estate.

Change of Beneficiary – You may change Beneficiaries subject to the terms of any Assignment, at any time prior to the death of the Annuitant or Owner, by submitting a request to us. Unless otherwise specified by you, any Beneficiary change will take effect on the date the change request is signed, subject to any payments made or actions taken by us prior to receipt of the notice.

DEATH BENEFIT PROVISIONS

DEATH OF FIRST OWNER (OR FIRST ANNUITANT IF NON-NATURAL OWNER) BEFORE THE ANNUITY DATE

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the Contract Value as of that day.

Death Benefit – A Death Benefit will be payable as described below if the first Owner (or any Annuitant in the case of a Non-Natural Owner) dies while this Contract is active.

The Death Benefit proceeds will be payable once we receive proof of death and payment instructions in a form satisfactory to us (the “Notice Date”). The proceeds will equal the Death Benefit Amount reduced by any charges for Premium Taxes and/or other taxes, if proceeds are used to purchase an Annuity Option from us.

These proceeds may be payable in a lump sum, as Periodic Payments under an Annuity Option available, or in accordance with the Code (see Death of Owner Distribution Rules Before the Annuity Date provision).

Line of Succession – We will pay the Death Benefit proceeds to the first among the following list who is (1) living; or (2) an entity entitled to receive such proceeds:

(a)         the Owner;

(b)        the Joint Owner;

(c)         the Beneficiary; or

(d)        the Contingent Beneficiary.

If none are living (or if there is no entity entitled to receive the Death Benefit proceeds) on the date of the death, we will pay the proceeds to the Owner’s estate.

If the Joint Owner is living at the time of the Owner’s death but dies prior to the claim being paid, the proceeds will be paid to the Beneficiary.

If the Beneficiary and Contingent Beneficiary predecease the Owner, the proceeds will be paid to the Owner’s estate.

If the Beneficiary or Contingent Beneficiary is living at the time of the Owner’s death but dies prior to the claim being paid, the proceeds will be paid to the Beneficiary or Contingent Beneficiary’s estate.

If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we receive proof of death and instructions, in a form satisfactory to us, from any Beneficiary. Any Death Benefit Amount remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Option.

Death of Annuitant – If an Annuitant dies and there is a surviving Joint or Contingent Annuitant, the surviving Annuitant becomes the sole Annuitant. If there is no surviving Joint or Contingent Annuitant, the youngest Owner becomes the Annuitant, if the Owner is a natural Owner.

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DEATH OF OWNER DISTRIBUTION RULES BEFORE THE ANNUITY DATE

The following rules determine when a distribution must be made under this Contract. These rules do not affect our determination of the Death Benefit Amount payable or distribution proceeds. If there is more than one Owner, these rules apply on the date the first of these Joint Owners die.

If any Owner dies, the designated recipient may elect to receive the Death Benefit proceeds:

•                  in a lump sum payment;

•                  within five (5) years following the Owner’s death; or

•                  in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments starting within one (1) year after the Owner’s death.

Unless otherwise required by law, an election to receive an annuity must be made within required time frames, but in no event more than one year, or the payment will be made as a lump sum.

The Owner may designate that the Beneficiary is to receive the Death Benefit proceeds either through a lump sum or an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. The instructions must be received by us and may only be changed by the Owner. Upon death of the Owner, the Beneficiary cannot change the Owner’s instructions regarding the Death Benefit proceeds.

This Contract incorporates all applicable provisions of Code Section 72(s) and any successor provision to qualify this Contract as an annuity contract for federal income tax purposes, including the requirement that, if the Owner dies before the Annuity Date, any Death Benefit proceeds under this Contract shall be distributed within five (5) years of the Owner’s death (or such other period that we offer and that is permitted under the Code).

SPOUSAL CONTINUATION

If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint Owner, and has an unrestricted right to receive the Death Benefit proceeds in a lump sum, the spouse may choose to continue this Contract as the Owner when we receive instructions within required time frames, but in no event more than one year.

DEATH ON OR AFTER THE ANNUITY DATE

Death of Owner – If any Owner who is not the Annuitant dies and there are remaining annuity payments, payments will continue, and the Owner’s Contract rights will transfer per the Line of Succession provision.

Death of Annuitant – If the Annuitant dies and a joint Annuity Option was selected, the annuitization payments will be based on the life of the Joint Annuitant. If a Period Certain Annuitization Option was chosen and the Annuitant dies before the guaranteed annuitization payments are completed, we will pay the remainder of the guaranteed payments per the Line of Succession provision. If Life with Period Certain Annuity Option was chosen, after the guaranteed payments under the Period Certain have been paid, payments will stop when the Annuitant dies. If Life with Cash Refund Option was selected and the total amount of annuity payments is less than the amount annuitized, a lump sum amount (equal to the amount annuitized less total annuity payments paid) will be paid.

ANNUITY PROVISIONS

Date Annuity Payments Begin – Annuity payments begin on the Annuity Date if the Annuitant is living and the Contract is active. Once annuity payments begin, no changes can be made to the Annuity Option and no Withdrawals will be allowed.

Annuitant Requirements and Changes – The following apply:

•                  All Annuitants must not be less than the Minimum Issue Age or exceed the Maximum Issue Age as of the Contract Date.

•                  You may not change the primary or Joint Annuitant after the Contract Date.

•                  If the Contract is owned by a Non-Natural Owner, you may not have a Contingent Annuitant.

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•                  You may add or change the Contingent Annuitant prior to the Annuity Date if the Contingent Annuitant is not the sole surviving Annuitant.

•                  You may add a Joint Annuitant on the Annuity Date.

Minimum Amount – On the Annuity Date, if the Contract Value is less than the Minimum Annuitization Amount, the entire amount will be distributed in one lump sum. Regardless of the annuity payments frequency selected, the Minimum Annuity Payment Amount must be met. We may reduce the frequency of payments or the Period Certain if the initial annuity payment is less than the Minimum Annuity Payment Amount. We may pay the amount in a lump sum Withdrawal if no annuity benefit equals or exceeds the Minimum Annuity Payment Amount. Withdrawal Charges will not be deducted from the lump sum Withdrawal.

Annuity Date – Unless otherwise changed as provided below, the Annuity Date is shown in the Contract Specifications. We assigned the Annuity Date based on the Contract type chosen and the Annuitant’s Age. If there are Joint Annuitants, the Annuity Date is based on the younger Annuitant’s birthday.

The Annuity Date may be changed by providing proper notice to us at least ten (10) Business Days prior to the current or new Annuity Date, whichever is earlier. The new Annuity Date must be after the first Contract Anniversary and on or before the day the younger Annuitant reaches the Maximum Annuitization Age, or earlier as required by any applicable federal law or the Code.

Default Annuity Option – If you do not choose an Annuity Date, it will be your Annuitant’s Maximum Annuitization Age or your younger Joint Annuitant’s Maximum Annuitization Age, whichever applies.

If you have not selected an Annuity Option at your Annuity Date, your Contract Value, less charges for Premium Taxes and/or other taxes, will be processed as a fixed annuitization per the following:

•                  Your Annuity Option will be Life with a ten (10) year Period Certain.

Application of Contract Value – Prior to the Annuity Date, you may elect to convert all or part of the Contract Value, less any charge for Premium Taxes and/or other taxes, to any currently offered Annuity Option. The aggregate net amount you convert must be no less than the Minimum Annuitization Amount; otherwise, we may terminate this Contract and pay a single amount equal to the Withdrawal proceeds as determined under the Full Withdrawal provision.

If you convert only a portion of the Contract Value on the Annuity Date, you may, elect not to have the remainder of the Contract Value distributed, but instead to continue the Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value. All references in this Contract to the Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. The second Annuity Date may not be after the Annuitant’s Maximum Annuitization Age. You should consult with your tax adviser for more information if you desire this option.

Fixed Annuitization – You may choose to annuitize your Contract using the fixed annuity option (with fixed-dollar payments). We will apply the net amount you convert to a fixed annuity based on the relative Account Value in the Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account. Each Periodic Payment will be equal to the amount of the first fixed annuity payment (unless you elect a Joint and Survivor Life Annuity Option with reduced survivor payments).

Amount of Payments – The first annuity payment amount depends on the Annuity Option and payment frequency. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s).

Fixed Annuity Payments – The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on the Basis of Computations Interest Rate and the 2012 Individual Annuity Mortality Period Life Table with the ages set back ten (10) years.

10-2021

Conversion to Current Rates – Annuity payments will be based on the greater of:

•                  our current income factors in effect for this Contract on the Annuity Date; or

•                  our guaranteed income factors set forth in this Contract.

The dollar amount of any annuity payments after the first payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.

Periodic Payments – The first payment under the Annuity Options will be determined on the Annuity Date and will be made on the day following the Annuity Date.

Beneficiary Annuity Option – For a Beneficiary selecting an Annuity Option, the first payment will be on the first day of the calendar month, or earlier at our option, following the day we receive due proof of the death and instructions regarding payment, (called the “Payment Start Date”), and any other required documentation. Subsequent annuity payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

ANNUITY OPTION PROVISIONS

Life Only – Periodic annuitization payments are made during the Annuitant’s lifetime.

Life with Period Certain – Periodic annuitization payments are made for the greater of the Annuitant’s lifetime and the specified period.*

Life with Cash Refund – Periodic annuitization payments are made during the Annuitant’s lifetime. If the Annuitant dies after the Annuity Date and the total amount of annuity payments is less than the amount annuitized, a lump sum amount (equal to the amount annuitized less total annuity payments paid) will be paid.

Joint and Survivor Life – Periodic annuitization payments are made for the greater of the primary and the secondary Annuitant’s lifetime. Payments made based on the lifetime of the secondary Annuitant may be elected in installments equal to 50%, 66 2/3% or 100% of the original payment amount payable during the lifetime of the primary Annuitant.

Joint Life with Period Certain – Periodic annuitization payments are made for the greater of both Annuitant’s (Primary and Joint) lifetime and the specified period.*

Joint Life with Cash Refund – Periodic annuitization payments are made during the lifetime of both Annuitants (Primary and Joint). If both Annuitants die after the Annuity Date and the total amount of annuity payments is less than the amount annuitized, a lump sum amount (equal to the amount annuitized less total annuity payments paid) will be paid.

Period Certain Only – Periodic annuitization payments are made for the specified period.*

* You may choose to have annuitization payments guaranteed for a specified period of typically five (5) through thirty (30) years, subject to Annuity Option chosen.

All Annuity Options may not be available. Additional or alternative versions of the Annuity Options may become available in the future.

10-2021

ANNUITY OPTION TABLES

Applicability of Rates – For the fixed Annuity Option, the Annuity Option Tables contained in the following pages illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied.

Basis of Computations – The actuarial basis for the fixed Annuity Option Tables is the 2012 Individual Annuity Mortality Period Life Table with the ages (measured by age of last birthday) set back ten (10) years and with the Basis of Computations Interest Rate. The rates for Variable Annuity Payments are based on an assumed investment return of 4.00% per year and the 2012 Individual Annuity Mortality Period Life Table with the ages (measured by age of last birthday) set back ten (10) years.

Rates Not Shown – Any rates and/or ages not shown in the tables contained in this Contract will be provided by the Company upon request.

Annuity benefits will not be less than those that would have been provided by the application of an amount to purchase any single premium immediate annuity offered by us at the time annuity payments commence to the same class of Annuitants. The amount is the greater of the cash surrender benefit or 95% of what the cash surrender benefit would be if there were no withdrawal charge

10-2021

ANNUITY TABLES

[  LIFE ONLY OR LIFE WITH GUARANTEED PERIOD CERTAIN OF 10 AND 20 YEARS

FIXED

	Male at 1%			Female at 1%			Unisex at 1%
		Life with			Life with			Life with
		Guaranteed			Guaranteed			Guaranteed
	Life	Period Certain		Life	Period Certain		Life	Period Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	1.77	1.77	1.77	1.71	1.71	1.71	1.74	1.74	1.74
35	1.87	1.87	1.87	1.81	1.81	1.81	1.84	1.84	1.84
40	2.00	1.99	1.99	1.92	1.92	1.92	1.96	1.96	1.95
45	2.14	2.14	2.13	2.06	2.05	2.05	2.10	2.10	2.09
50	2.32	2.32	2.30	2.22	2.22	2.21	2.27	2.27	2.26
55	2.54	2.54	2.51	2.42	2.41	2.40	2.48	2.48	2.46
60	2.82	2.81	2.76	2.67	2.66	2.63	2.74	2.74	2.70
65	3.17	3.15	3.05	2.98	2.97	2.91	3.08	3.06	2.98
70	3.62	3.58	3.40	3.39	3.36	3.24	3.51	3.47	3.32
75	4.23	4.13	3.78	3.93	3.87	3.62	4.08	4.00	3.70
80	5.07	4.87	4.15	4.66	4.53	4.01	4.87	4.70	4.09
85	6.31	5.81	4.42	5.73	5.40	4.33	6.02	5.61	4.38
90	8.20	6.89	4.55	7.35	6.45	4.51	7.78	6.68	4.54
95	11.14	7.86	4.59	9.85	7.50	4.58	10.49	7.69	4.58
100	15.74	8.45	4.59	13.53	8.25	4.59	14.62	8.36	4.59

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JOINT AND 50% SURVIVOR LIFE

		Primary Annuitant
		Male Age
		60	65	70	75	80	85
		1.00%	1.00%	1.00%	1.00%	1.00%	1.00%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
Female Age	60	2.59	2.79	2.99	3.21	3.46	3.73
	65	2.66	2.88	3.13	3.40	3.69	4.00
	70	2.71	2.97	3.26	3.58	3.93	4.33
	75	2.75	3.04	3.38	3.76	4.19	4.68
	80	2.78	3.09	3.46	3.91	4.44	5.06
	85	2.79	3.12	3.53	4.03	4.66	5.43

		Primary Annuitant
		Unisex Age
		60	65	70	75	80	85
		1.00%	1.00%	1.00%	1.00%	1.00%	1.00%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
Unisex Age	60	2.56	2.76	2.98	3.21	3.46	3.74
	65	2.62	2.85	3.10	3.38	3.68	4.01
	70	2.66	2.92	3.22	3.55	3.92	4.32
	75	2.69	2.98	3.32	3.71	4.15	4.66
	80	2.71	3.02	3.39	3.84	4.37	5.01
	85	2.73	3.04	3.44	3.93	4.56	5.33

		Joint and 66 2/3% Survivor Life

		Primary Annuitant
		Male Age
		60	65	70	75	80	85
		1.00%	1.00%	1.00%	1.00%	1.00%	1.00%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
Female Age	60	2.52	2.68	2.83	2.98	3.13	3.28
	65	2.61	2.80	3.00	3.19	3.38	3.57
	70	2.68	2.91	3.16	3.41	3.66	3.91
	75	2.73	3.00	3.30	3.63	3.96	4.31
	80	2.76	3.06	3.41	3.82	4.27	4.74
	85	2.79	3.10	3.50	3.97	4.54	5.19

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Joint and 100% Survivor Life

Primary Annuitant

Male Age

		60	65	70	75	80	85
		1.00%	1.00%	1.00%	1.00%	1.00%	1.00%
		Fixed	Fixed	Fixed	Fixed	Fixed	Fixed
Female Age	60	2.40	2.48	2.55	2.59	2.62	2.64
	65	2.51	2.65	2.76	2.84	2.90	2.93
	70	2.61	2.80	2.97	3.11	3.22	3.29
	75	2.68	2.92	3.16	3.38	3.58	3.72
	80	2.73	3.01	3.32	3.64	3.95	4.22
	85	2.77	3.07	3.44	3.85	4.31	4.76

PERIOD CERTAIN ONLY

Monthly Income

Years	1.00% Fixed
10	8.75
11	7.99
12	7.36
13	6.83
14	6.37
15	5.98
16	5.63
17	5.33
18	5.05
19	4.81
20	4.59
21	4.40
22	4.22
23	4.05
24	3.90
25	3.76
26	3.64
27	3.52
28	3.41
29	3.31
30	3.21

]

10-2021

Pacific Life & Annuity Company ● [700 Newport Center Drive ● Newport Beach, CA  92660]

INDIVIDUAL MODIFIED SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

Investment Experience Reflected in Benefits

Variable Accumulation Before Annuity Date

Withdrawal Charges Waived in Specific Instances

Annuities Payable in Fixed Dollar Amounts

Death Benefit Proceeds Payable Before Annuity Date

Non-Participating